                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of September 1, 1998, by and among Pacific Gulf Properties Inc., a Maryland corporation (the "COMPANY"), and Glenn L. Carpenter ("EMPLOYEE").

                                  WITNESSETH:

        WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement, entered into as of February 17, 1994, (the "PREDECESSOR AGREEMENT"), pursuant to which Employee has served the Company as President and Chief Executive Officer; and

        WHEREAS, the Company desires to obtain the benefit of continued service by Employee to the Company, and Employee desires to render services to the Company; and

        WHEREAS, the Board of Directors of the Company (the "BOARD") has determined that because of Employee's substantial experience and business relationships in connection with the business of the Company and the Company's performance under the leadership of Employee, it is in best interest of the Company to retain the services of Employee and to provide Employee certain additional benefits; and

        WHEREAS, the Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's future employment with the Company.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree to terminate in its entirety the Predecessor Agreement, and the parties further agree as follows:

        1.      TERM AND EXTENSIONS.

                The Company agrees to employ Employee and Employee agrees to serve the Company, in accordance with the provisions of this Agreement, for an initial term commencing with an effective date of September 1, 1998 and ending August 31, 2003; provided, however, that the term of Employee's employment under this Agreement (the "EMPLOYMENT PERIOD") shall be extended automatically for one
(1) additional year on August 31 of each year during the term hereof, commencing August 31, 1999, unless and until either party gives written notice to the other at least ninety (90) days, and not more than one hundred twenty (120) days, in advance of August 31 of any year during the Employment Period that such party elects not to extend the Employment Period, in which event the Employment Period shall thereafter remain at its then-current duration; provided, further, however, that the Employment Period may be earlier terminated in accordance with the express terms of this Agreement.

        2.      EMPLOYMENT.

                (a) During the Employment Period, Employee shall be employed as a senior executive officer of the Company with the title of President and Chief Executive Officer or in such other executive position as the Board may from time to time determine and which position is acceptable to Employee. In the performance of his duties, Employee agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of Employee's duties and agrees to carry out orders, directions and policies of the Company and the Board as they may be, from time to time, communicated to Employee by the Board either orally or in writing. The Company agrees that the duties which may be assigned to Employee shall be the usual and customary duties of the offices(s) or position(s) to which Employee may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law.

                (b) Employee shall have such corporate power and authority as shall reasonably be necessary to enable Employee to discharge the duties and responsibilities of any corporate office or position which Employee holds during the Employment Period.

                (c) Employee agrees to his employment as described in this
Section 2 and, subject to the provisions of Section 3 hereof, agrees to devote substantially all of his business time and efforts to the business and affairs of the Company. During the Employment Period, Employee agrees to (i) devote his full and exclusive business time, energy and abilities exclusively to the business, affairs and interests of the Company and its subsidiaries and matters related thereto; (ii) serve the Company faithfully and to the best of his ability; (iii) perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by or under, and in accordance with, the authority and direction of the Board; and (iv) use his best efforts in the promotion and advancement of the Company and its welfare.

        3.      NONCOMPETITION AGREEMENT.

                The parties acknowledge that Employee's services to the Company are essential and that Employee has access to the Company's confidential information. Accordingly, Employee covenants and agrees that:

                (a) During the Employment Period, Employee will be a full-time employee of the Company as provided in Section 2 hereof and Employee will not, without the express prior written consent of the Board:

                      (i) render services to any other person or firm for compensation; or

                      (ii) directly or indirectly, engage, participate or assist, as an employee, consultant, director, officer, agent, or as a Significant Investor (as defined below), in any activity competitive with or adverse to the business of the Company or its subsidiaries. Employee shall be considered to be a "SIGNIFICANT INVESTOR" in any entity in which Employee owns greater than 5% of the outstanding capital or equity securities, and any such investment is referred to herein as a "SIGNIFICANT INVESTMENT."

                (b) Notwithstanding any other provision of this Agreement that may be construed to the contrary, Employee may make and manage personal business investments of his choice (excluding Significant Investments in any entity competitive with or adverse to the Company or its business) and serve in any capacity with any civic, charitable or educational organization without seeking or obtaining approval by the Board provided that such investments, activities, and services do not substantially interfere or conflict with the performance of Employee's duties under this Agreement or create any conflict of interest with respect to the performance of such duties.

           4.        COMPENSATION.

                (a) Base Salary.

                During the Employment Period, the Company agrees to pay Employee a base salary (the "BASE SALARY") at a rate of not less than $330,000 per year, payable in equal twice monthly installments.

                (b) Additional Benefits.

                      (i) During the Employment Period, Employee shall be entitled to participate in, and to all rights and benefits provided by, the Company's Retirement Income Plan, Thrift Plan, Deferred Income Plan, Health Plan, Disability Plan, and in each and every other health, life, medical, dental, disability, insurance and welfare plan maintained by the Company, including, without limitation, automobile leasing and expense benefits for Employee and the benefits contemplated by Section 6 hereof (collectively, the "COMPANY'S BENEFIT PLANS"), that are maintained from time to time by the Company for the benefit of Employee, the executives of the Company generally or for the Company's employees generally, provided that Employee is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof.

                      (ii) During the Employment Period, Employee shall be eligible for additional compensation in the form of a cash bonus, shares of stock in the Company or stock options, and shall be eligible to participate in the Company's 1993 Share Option Plan and any other stock option, incentive compensation, profit participation, bonus or extra compensation plan that is adopted by the Company and in which the Company's executive officers generally participate (collectively, the "COMPANY'S AWARD Plans"). Awards, if any, made under the Company's Award Plans shall be determined in the discretion of the Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE")

                      (iii) Employee's rights and benefits provided under the Company's Benefit Plans and the Company's Award Plans are sometimes collectively referred to herein as "ADDITIONAL BENEFITS."

                      (iv) Notwithstanding any other provision of this Agreement that may otherwise be construed to the contrary, if any provision of this Agreement conflicts with, is contrary to, or is inconsistent with any specific eligibility or participation provision contained in any of the Company's Benefit Plans or in any of the Company's Award Plans, the specific eligibility or participation provision contained in such plan shall prevail over the conflicting, contrary or inconsistent provisions contained in this Agreement.

                (c) Periodic Review/Adjustment.

                Employee's Base Salary and Additional Benefits shall be reviewed no less frequently than once in every twelve month period commencing February 1999 by the Board and may be increased, but not decreased, during the Employment Period in light of additional or modified responsibilities, if any, that may have been assigned or assumed by Employee, the results of operations and prospects of the Company, and current salaries and benefits then being paid to other persons holding similar positions.

                (d) Other Benefits. Until the termination of the Employment Period, Employee shall be entitled to four (4) weeks of paid vacation during each twelve month period commencing January 1, 1998, which shall accrue on a pro rata basis. Vacation time shall continue to accrue so long as Employee's total accrued and unused vacation time does not exceed eight (8) weeks. Should Employee's total accrued and unused vacation time reach eight (8) weeks, Employee will then cease to accrue any further vacation time until Employee's accrued and unused vacation time falls below the eight (8) week level. Employee shall also be entitled to all other benefits which are made available from time to time to the executives of the Company pursuant to the Company's policies and procedures.

                (e) Continuation of Welfare Benefits. If Employee's employment is terminated due to Employee's Total Disability (as defined in Section 5(c) hereof) or if a Termination for Good Reason, a Termination Without Cause, or a Change in Control Termination (as such terms are defined in Section 5 hereof) occurs, and if Employee is no longer eligible to participate in one or more of the Company's Benefit Plans because of such termination, Employee shall be entitled to, and the Company shall provide to Employee at the Company's sole expense, benefits substantially equivalent to those health, disability, life insurance, accident insurance and all other benefits to which Employee was entitled immediately prior to such termination for the periods specified in the applicable provisions of Section 5 for the provision of such benefits.

                (f) Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Company's Benefit Plans or any of the Company's Award Plans without notice or liability to Employee so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Employee.

        5.      TERMINATION.

                (a) At-Will Employment. Employee's employment hereunder is "at will" and may be terminated by Employee or the Company by written notice to the other party at any time for any or no reason, in the case of the Company, by a majority vote of all of the members of the Board, subject only to the provisions specifically set forth in this Section 5. The date as of which Employee's employment by the Company is terminated, whether such termination is initiated by the Company or Employee, under the provisions of the applicable subsection of this Section 5 is referred to herein as the "TERMINATION DATE." Except as provided in Sections 5(c), (d), (f), (g) and (h) hereof, the Employment Period shall expire on the Termination Date. Except as specifically otherwise provided in this Section 5, in the Company's Benefit Plans, in the Company's Award Plans or as otherwise required by law, all compensation and benefits to Employee under this Agreement shall terminate on the Termination Date.

                (b) Termination On Account of Death of Employee. If Employee dies during the Employment Period, the date of Employee's death shall be deemed to be the Termination Date and the date of expiration of the Employment Period. In such event, the Company shall have no further obligation to Employee or Employee's estate, heirs or successors, except that the Company shall provide to Employee (i) payment of Employee's unpaid Base Salary through the Termination Date; (ii) payment at the Base Salary rate for Employee's accrued and unused vacation time through the Termination Date; (iii) payment or distribution of all benefits to be provided under each of the Company's Benefit Plans on account of Employee's death; and (iv) payment or distribution of all benefits to be provided on account of Employee's death under each of the Company's Award Plans. Payments of the unpaid portion of Employee's Base Salary and for Employee's accrued and unused vacation time shall be made to Employee's designated beneficiaries or, if none, to Employee's estate in a lump sum in cash within thirty (30) days from the time that claim is made therefor by such beneficiary or estate.

                (c) Termination On Account of Total Disability of Employee.

                      (i) If Employee suffers a Total Disability (as defined in
Section 5(c)(ii) hereof) during the Employment Period, Employee's employment with the Company may be terminated at the option of the Company. Such termination by the Company shall be by a written notice of termination from the Company to the Employee or Employee's personal representative. The date of such notice shall be the Termination Date. In such event, the Company shall have no further obligation to Employee or Employee's estate, heirs or successors, except that the Company shall provide to Employee (i) payment of Employee's unpaid Base Salary through the Termination Date; (ii) payment at the Base Salary rate for Employee's accrued and unused vacation time through the Termination Date; (iii) payment monthly to Employee (or Employee's personal representative), commencing on the Termination Date and for the entire period of Employee's Total Disability until Employee attains age 65 or, if earlier, until the cessation of Employee's Total Disability or Employee's death, of an amount equal to the difference of
(A) 60% of Employee's monthly Base Salary in effect at the Termination Date minus (B) the aggregate amount Employee receives in respect of such month pursuant to (x) any State Disability Insurance Plan and (y) any disability income plan applicable to Employee that is maintained by the Company or any of its subsidiaries; (iv) payment or distribution of all benefits arising by virtue of such Total Disability under each of the Company's Benefit Plans and continuation of Employee's participation (to the extent such participation is possible under the laws then pertaining to such Plans) in the Company's Benefit Plans and benefits thereunder for the entire period of Employee's Total Disability until Employee attains age 65 or, if earlier, until the cessation of Employee's Total Disability or Employee's death; and (v) payment or distribution of all benefits to be provided under the Company's Award Plans in the event of Employee's Total Disability.

                      (ii) For purposes of this Agreement, the term "TOTAL DISABILITY" shall mean that Employee is unable to substantially perform all of the material duties of his regular occupation on a full-time basis for a period of ninety (90) consecutive days due to physical or mental infirmity as determined by the Board in its reasonable judgment after consideration of a written opinion by a physician who is board certified in the area of medicine covering the cause of Employee's purported disability. Such physician shall be one who is chosen by the Board and who is acceptable to Employee. Employee shall not unreasonably withhold his acceptance to a proposed choice of physician by the Board. For purposes of this Agreement, Employee's Total Disability shall in any event be deemed to have occurred if Employee becomes entitled to receive benefits under the Company's group long term disability plan.

                (d) Termination by Employee for Good Reason. Employee's employment hereunder may be terminated effective immediately by Employee by written notice to the Board in the event of (i) a failure of the Board to elect Employee to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 hereof; (ii) a failure by the Company to comply with the provisions of Section 4 hereof; or (iii) a material breach by the Company of any other provision of this Agreement (any such event being referred to herein as "GOOD REASON"). A termination of employment by Employee under this Section 5(e) is referred to herein as a "TERMINATION FOR GOOD REASON." Notwithstanding a Termination for Good Reason, the Employment Period shall be deemed to extend through the same expiration date as existed immediately prior to such termination (without any extensions of such expiration date after such employment termination). Upon a Termination for Good Reason, the Company shall provide Employee with the benefits described in Section 5(g) hereof.

                (e) Termination by the Company for Cause or by Employee Without Good Reason.

                      (i) If (A) Employee is terminated for Cause (as defined in
Section 5(e)(ii) hereof) prior to a Change in Control or (B) if Employee shall voluntarily terminate his employment, and, in either case, such termination is not a Termination for Good Reason or a Change in Control Termination (as defined
Section 5(h) hereof), such termination of employment shall be effective upon delivery of notice by the terminating party to the other party, and the date of such notice shall be the Termination Date and the date of expiration of the Employment Period. In the event of such a termination of employment, Employee shall be entitled to receive only his Base Salary at the rate then in effect until the Termination Date and payment at the Base Salary rate for Employee's accrued and unused vacation time through the Termination Date.

                      (ii) For purposes of this Agreement, "CAUSE" shall mean a reasonable and documented finding by the Board prior to a Change in Control that Employee has (i) acted with gross negligence or willful misconduct in connection with the performance of his material duties hereunder; (ii) defaulted in the performance of his material duties hereunder (other than a failure resulting from Employee's death or incapacity due to physical or mental illness or from assignment to Employee of duties that would constitute Good Reason) and has not corrected such action within 15 days of receipt of written notice thereof; (iii) acted against the best interests of the Company or committed a material act of common law fraud against the Company or its employees, which act in either event has had a material and adverse impact on the financial affairs of the Company; or (iv) been convicted of a felony and such conviction has a material adverse affect on the financial affairs of the Company; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, no act or failure to act by Employee following a Change in Control constitute Cause for purposes of this Agreement.

                (f) Termination by the Company Without Cause. If Employee's employment is terminated by the Company without Employee's consent and other than for Cause, death, or disability and such termination is not a Change in Control Termination (a "TERMINATION WITHOUT CAUSE"), such termination of employment shall be effective upon delivery of notice by the Company to Employee, and the date of such notice shall be the Termination Date. Notwithstanding a Termination Without

Cause, the Employment Period shall be deemed to extend through the same expiration date as existed immediately prior to such termination (without any extensions of such expiration date after such employment termination). Upon a Termination Without Cause, the Company shall provide Employee with the benefits described in Section 5(g) hereof.

                (g) Benefits Upon Termination for Good Reason or a Termination Without Cause. In the event of a Termination for Good Reason or a Termination Without Cause, the Company shall provide Employee with the following benefits:

                      (i) The Company shall continue to pay Employee's Base Salary for the remaining term of the Employment Period after the Termination Date at the same rate, and on the same schedule of periodic payments, as that in effect at the Termination Date; provided, however, that, if Employee so elects, the Company shall pay to Employee in cash a lump sum representing the present value of the aggregate unpaid Base Salary that would be payable over the remainder of the Employment Period, discounted from the scheduled periodic payment dates to a present value utilizing a discount rate of 8% per annum, in lieu of Employee's right to continue to receive periodic payments of Employee's Base Salary;

                      (ii) The Company shall pay Employee in cash at the Base Salary rate for Employee's accrued and unused vacation time through the Termination Date;

                      (iii) For the remaining term of the Employment Period, Employee shall continue to receive all benefits under the Company's Benefit Plans that Employee was receiving immediately prior to the Termination Date. For purposes of the application of such benefits, Employee shall be treated as if he had remained in the employ of the Company for the remainder of the Employment Period with a Base Salary at the rate in effect on the Termination Date;

                      (iv) For purposes of each of the Company's Award Plans, Employee shall be treated as if he had remained in the employ of the Company for the remaining term of the Employment Period so that Employee may exercise any exercisable stock options, receive any appropriate restricted stock awards and continue to vest any rights during the remaining term of the Employment Period with respect to each of the Company's Award Plans as if Employee's employment with the Company had not terminated until the end of the Employment Period;

                      (v) If, in spite of the provisions above, benefits or service credits under any of the Company's Benefit Plans or any of the Company's Award Plans shall not be payable or provided under such plan to Employee, or to Employee's dependents, beneficiaries or estate, because Employee is no longer deemed to be an employee of the Company, the Company shall pay, or provide for payment of, such benefits and service credits for such benefits to Employee, or to Employee's dependents, beneficiaries or estate, for the remaining term of the Employment Period; and.

                      (vi) Nothing herein shall be deemed to obligate Employee to seek other employment in the event of any such termination and any amounts earned or benefits received from any such other employment will not serve to reduce in any way the amounts and benefits payable in accordance herewith.

                (h) Termination After Change in Control.

                      (i) If Employee's employment is terminated by the Company or Employee for any or no reason within thirty-six (36) months following a Change in Control (in either case, a "CHANGE IN CONTROL TERMINATION"), then the Termination Date shall be the earlier of the specified date of employment termination set forth in any written notice of termination by the Company or the date of receipt by the Company of written notice of termination from Employee. Upon such a Change in Control Termination, the Company shall provide Employee with the following benefits:

                            (A) The Company shall pay Employee in cash
Employee's unpaid Base Salary through the Termination Date;

                            (B) The Company shall pay Employee in cash at the
Base Salary rate for Employee's accrued and unused vacation time through the Termination Date;

                            (C) The Company shall pay Employee as severance pay
in a single cash payment an amount (the "SEVERANCE AMOUNT") equal to the product of three (3) multiplied by the sum of (A) Employee's Base Salary in effect at the Termination Date plus (B) the amount of the highest annual cash bonus paid to Employee in respect of the five (5) fiscal years of the Company ended prior to the Termination Date;

                            (D) The Company shall pay Employee the amounts
contemplated by Section 5(j) hereof;

                            (E) Employee shall immediately vest in any benefits
as are provided to vest pursuant to the provisions of each of the Company's Benefit Plans and each of the Company's Award Plans in the event of a Change in Control;

                            (F) All theretofore unvested stock options,
restricted options, restricted stock and other awards issued to Employee pursuant to the Company's share option plan and any and all other stock option or incentive plans shall immediately vest;

                            (G) All theretofore unvested employer contributions
in Employee's account pursuant to the Company's plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "CODE") shall immediately vest, or the Company shall pay to Employee in cash the financial equivalent thereof on an after-tax basis; and

                            (H) For a period of twenty-four (24) calendar months
commencing on the Termination Date (the "CONTINUATION PERIOD"), the Company shall at its expense continue on behalf of Employee and Employee's dependents and beneficiaries the medical, dental and hospitalization benefits, and life, disability and accident insurance plan coverages, provided (A) to Employee at any time during the 90-day period prior to the Change in Control or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period; the coverage and benefits (including deductibles and costs) provided in this Section 5(h) during the Continuation Period shall be no less favorable to Employee and Employee's dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (A) and (B) above; provided, however, that the Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to Employee than the coverages and benefits required to be provided hereunder; this Section 5(h) shall not be interpreted so as to limit any benefits to which Employee, Employee's dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following Employee's termination of employment, including without limitation, retiree medical and life insurance benefits.

                      (ii) The amounts provided for in Sections 5(h)(i)(A) through (C) shall be paid in a single lump sum cash payment within five (5) days after the Termination Date (or earlier, if required by applicable law).

                      (iii) For purposes of this Agreement, "CHANGE IN CONTROL" shall mean any of the following events:

                            (A) An acquisition of any securities of the Company
entitled to vote generally in the election of directors of the Company (the "VOTING SECURITIES") by any "PERSON" (as the term person is used for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")), immediately after which such Person has "BENEFICIAL OWNERSHIP" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A "NON-CONTROL ACQUISITION" shall mean an acquisition of Voting Securities of the Company by (w) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interests is owned directly or indirectly by the Company (a "SUBSIDIARY"), (x) the Company or any Subsidiary, (y) any Person as a result of a Non-Control Transaction (as hereinafter defined) or (z) a Person directly from the Company (except that an acquisition by virtue of the exercise of a conversion privilege shall not be considered within this clause
(z) unless the converted security was itself acquired directly from the Company);

                            (B) The individuals who, as of the date hereof, are
members of the Board (the "INCUMBENT BOARD"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially became a director on the Board as a result of either an actual or threatened "ELECTION CONTEST" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "PROXY CONTEST") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                            (C) Approval by stockholders of the Company of:

                            (x) A merger, consolidation or reorganization
involving the Company, unless, after giving effect to such merger, consolidation or reorganization, all of the following criteria are met:

                                (1) the stockholders of the Company, as
constituted immediately prior to such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "SURVIVING CORPORATION") in substantially the same proportion as their ownership of the Voting Securities of the Company immediately prior to such merger, consolidation or reorganization;

                                (2) the individuals who were members of the
Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the entity whose Voting Securities are held directly by the former stockholders of the Company in satisfaction of the criterion set forth in Section 5(h)(iii)(C)(x)(1) above; and

                                (3) no Person (other than the Company, any
Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities of the Company) owns, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities.

                                A merger, consolidation or reorganization
meeting all of the criteria set forth in clauses (1) through (3) of this Section 5(h)(iii)(C)(x) is herein referred to as a "NON-CONTROL TRANSACTION;"

                            (y) A complete liquidation or dissolution of the
Company; or

                            (z) An agreement for the sale or other disposition
of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

                      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "SUBJECT PERSON") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of by the Company of its own Voting Securities which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition by the Company of its own Voting Securities, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional Voting Securities of the Company that increases the percentage of the then outstanding Voting Securities of the Company Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to have occurred.

                            (D) Notwithstanding anything contained in this
Agreement to the contrary, if Employee's employment is terminated prior to a Change in Control and Employee reasonably demonstrates that such termination (i) was at the request of a Person that has indicated an intention or taken steps reasonably calculated to effect a Change in Control and that effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control that actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Employee shall mean the date immediately prior to the date of such termination of Employee's employment, and such employment termination shall constitute a Change in Control Termination.

                (i) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment except as otherwise expressly provided herein.

                (j) Excise Tax Gross-Up.

                      (i) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined (pursuant to Section 5(j)(ii) below) or finally determined (as defined in Section 5(j)(iii)(C) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor or affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of Employee or Employee's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(j)) (each a "PAYMENT" and collectively the "PAYMENTS") is or was subject to the excise tax imposed by Section 4999 of the Code, or any successor provision or any comparable provision of state or local income tax law (collectively, "SECTION 4999"), or any interest, penalty or addition to tax is or was incurred by Employee with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, herein collectively referred to as the "EXCISE TAX"), then, within ten (10) days after such determination or final determination, as the case may be, the Company shall pay to Employee an additional cash payment (hereinafter referred to as the "GROSS-UP PAYMENT") in an amount such that after payment by Employee of all taxes, interest, penalties and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

                      (ii) Except as provided in Section 5(j)(iii) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Employee ("EMPLOYEE'S ACCOUNTANT"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of Employee's Accountant, hereinafter, the "EMPLOYEE'S DETERMINATION"). Employee's Determination shall be reviewed on behalf of the Company by a certified public accounting firm selected by the Company (the "COMPANY'S ACCOUNTANT"). The

Company shall notify Employee within ten (10) business days after receipt of Employee's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company with Employee's Determination, and any agreement by the Company with Employee's Determination shall obligate the Company to make payment as provided in Section 5(j)(i) above within ten (10) days from the expiration of such ten (10) business-day period. In the event of an objection by the Company to Employee's Determination, any amount not in dispute shall be paid within ten (10) days following the ten (10) business-day period referred to herein, and with respect to the amount in dispute Employee's Accountant and the Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon Employee and the Company. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within ten (10) days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to in this Section 5(j) shall be borne solely by the Company.

                      (iii) (A) Employee shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "TAXING AUTHORITY") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after Employee receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Employee to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Employee's rights under this Section 5 except to the extent of actual damages suffered by the Company as a result of such failure. Employee shall not pay such claim prior to the expiration of the 15-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such 15-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Employee its ability to make the payments to Employee that may ultimately be required under this section before assuming responsibility for the claim), Employee shall:

                                (w) give the Company any information reasonably
requested by the Company relating to such claim;

                                (x) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Employee;

                                (y) cooperate with the Company in good faith in
order effectively to contest such claim; and

                                (z) permit the Company to participate in any
proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold harmless Employee, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 5, and to the extent its actions do not unreasonably interfere with or prejudice Employee's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Employee, on an interest-free basis, and shall indemnify and hold harmless Employee, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, however, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, however, that any settlement of any claim shall be reasonably acceptable to Employee and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue.

                            (B) If, after receipt by Employee of an amount
advanced by the Company pursuant to Section 5(j)(iii)(A), Employee receives any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 5(j)) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Employee in connection with such advance, after giving effect to such repayment. If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 5(j)(iii)(A), it is finally determined that Employee is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

                            (C) For purposes of this Section 5(j), whether the
Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (w) the expiration of the 15-day period referred to in
Section 5(j)(iii)(A) above if the Company has not notified Employee that it intends to contest the underlying claim, (x) the expiration of any period following which no right of appeal exists, (y) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Employee and the Taxing Authority (which agreement may be executed only in compliance with this Section 5(j)), and (z) the receipt by Employee of notice from the Company that it no longer seeks to pursue a contest (which notice shall be deemed received if the

Company does not, within fifteen (15) days following receipt of a written inquiry from Employee, affirmatively indicate in writing to Employee that the Company intends to continue to pursue such contest).

                      (iv) As a result of uncertainty in the application of
Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made ("UNDERPAYMENT"), or that a Gross-Up Payment not properly needed to be made should be made ("OVERPAYMENT"). The determination of any Underpayment shall be made using the procedures set forth in Section 5(j)(ii) above and shall be paid to Employee as an additional Gross-Up Payment. The Company shall be entitled to use procedures similar to those available to Employee in Section 5(j)(ii) to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in Section 5(j)(ii)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Employee with interest at the applicable Federal rate provided for in
Section 1274(d) of the Code; provided, however, that the amount to be repaid by Employee to the Company shall be subject to reduction to the extent necessary to put Employee in the same after-tax position as if such Overpayment were never made.

        6.      BUSINESS EXPENSES.

                During the term of this Agreement, to the extent that such expenditures satisfy the criteria for federal income tax purposes as ordinary and necessary business expenses, whether or not fully deductible by the Company, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues. In addition, whether or not such expenditures satisfy criteria for federal income tax purposes for deductibility, the Company shall reimburse Employee promptly for the costs of (or dues associated with) maintaining club memberships approved by the Compensation Committee. All such expenditures shall be made and substantiated in accordance with policies, practices and procedures established from time to time by the Board and shall be incurred in pursuit and furtherance of the Company's business and goodwill.

        7.      INDEMNITY.

                To the fullest extent permitted by applicable law and the bylaws of the Company as from time to time in effect, the Company shall indemnify Employee and hold Employee harmless from and against any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Employee (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility. To the same extent, the Company will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Employee by reason of Employee's services as an officer, employee or agent of the Company or of a subsidiary of the Company or performance by Employee at the request of the Company.

        8.      REMEDIES FOR BREACH.

                (a) Employee's Breach. If Employee materially breaches any of the terms of this Agreement, in addition to any other remedies which it may have, the Company may terminate Employee's employment and any further participation in any of the Company's Benefit Plans and Award Plans in accordance with employment policies of the Company as in effect from time to time, and Employee shall forfeit any further compensation. Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it may be entitled at law, in equity or under this Agreement. In addition, the provisions of this Agreement may be specifically enforced against Employee if not performed according to their terms. Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Employee's breach of Sections 3 and 9 hereof and, accordingly, Employee hereby consents to the entry of any temporary order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof. This Section shall survive the termination of this Agreement.

                (b) Company's Breach. Employee agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of Employer if Company breaches any provision of this Agreement or terminates Employee's employment during the Employment Period for any reason and that the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment. Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

        9.      RECORDS AND NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                (a) Employee agrees to not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including but not limited to its products, employees, services, practices or policies) of the Company or any of its affiliates of which Employee may learn or be aware as a result of Employee's employment during the term of this Agreement, except to the extent such use of disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law,
(iii) lawfully obtainable from other sources, or (iv) authorized in writing by the Company.

                (b) Employee, prior to and during the term of employment, has had and will have access to and become acquainted with various trade secrets, consisting of software, plans, customer lists, contracts, and compilations of information, records and specifications, that are owned by the Company and regularly used in the operation of its businesses and that may give the Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee's employment. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment by the Company and for its benefit.

                (c) All records, files, documents, software, equipment, and similar items relating to the business of the Company or its affiliates, including without limitation all records relating to customers (the "DOCUMENTS"), whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of the Company or such affiliates. Upon termination of employment, Employee agrees to promptly deliver to the Company all Documents in the possession or under the control of Employee.

                (d) Employee agrees to comply with and be bound by the Company's Policy on Securities Trading and Disclosure of Confidential Information incorporated herein by this reference as if set forth in full.

                (e) The agreements set forth in this Section 9 shall survive the expiration of the Employment Period and any termination of this Agreement.

        10.     MISCELLANEOUS.

                (a) Succession; Survival.

                This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of Employee this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder including without limitation those in Section 4 hereof in respect of such successor or assignee. The obligations and duties of Employee hereunder are personal and otherwise not assignable. The Company shall require any successor of the Company that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company, by an agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be to perform if no such succession had taken place. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

                (b) Notices.

                Any notice or other communication provided for in this Agreement shall be in writing and sent, if to the Company, to its principal office at:

                         4220 Von Karman, 2nd Floor
                         Newport Beach, CA 92660-2002
                         Attention:  Chairman of the Compensation
                                     Committee of the Board of Directors

or at such other address as the Company may from time to time in writing designate, and if to Employee, at such address as Employee may from time to time in writing designate (or Employee's business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 10(b) and an appropriate answer back is received; (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when actually delivered at such address.

                (c) Entire Agreement; Amendments.

                This Agreement taken together with the current provisions of each of the Company's Benefit Plans, including, without limitation, the Exchange Agreement between the Company and Employee effective as of April 15, 1995 and the Restricted Stock Award Agreement between the Company and Employee effective as of April 15, 1995, and each of the Company's Award Plans contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements, undertakings, commitments and practices relating to Employee's employment by the Company. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of the Company, by an officer expressly so authorized by the Board.

                (d) Waiver.

                No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

                (e) Choice of Law; Construction.

                This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, to the extent permitted by law. The headings and subheadings of the sections and subsections of this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of the terms of this Agreement. Neither party hereto nor its respective counsel shall be deemed the drafter of this Agreement, and this Agreement shall be construed in accordance with its fair meaning and not strictly for or against either party.

                (f) Arbitration.

                Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement.), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Newport Beach, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party upon application therefor.

                (g) Place of Employment.

                The principal place of employment and the location of Employee's principal office shall be in Orange County, California or such other place within a reasonable commuting distance therefrom as shall be mutually agreed upon by Employee and the Company; provided, however, that Employee will be expected to engage in periodic travel within and outside the State of California as the Company may reasonably request or as may be required for the proper rendition of services hereunder.

                (h) Severability.

                If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and such invalid or unenforceable provisions shall be limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein, and the parties will use their best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the purpose and intent of the provision or part of such provision originally contained herein. If any provision is held invalid or unenforceable with respect to particular circumstances it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

                (i) Withholding; Deductions.

                All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

                (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

                IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as the date first above written.

                                        THE "COMPANY"

                                        PACIFIC GULF PROPERTIES INC.


                                        By______________________________________


                                        Its_____________________________________




                                        "EMPLOYEE"



                                        ________________________________________
                                        Glenn L. Carpenter